Exhibit 99.1

INVESTOR CONTACTS:
COMPANY CONTACT:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Announces Public Offering of 2.7 Million Shares of Common Stock

IRVINE, Calif., May 30, 2012 – Endologix (NASDAQ: ELGX) announced today an underwritten public offering of 2,700,000 shares of its common stock. The Company has granted the underwriter a 30-day option to purchase an additional 405,000 shares of common stock from the Company to cover over-allotments, if any. The closing of the offering is expected to take place on or about June 5, 2012, subject to the satisfaction of customary closing conditions. Piper Jaffray acted as the sole underwriter for this offering. The last reported sale price of our common stock as reported by the Nasdaq Global Select Market on May 30, 2012 was $14.10 per share.

Endologix plans to use the net proceeds from the financing for general corporate purposes, which may include sales and marketing investments, research and development, capital expenditures, working capital and general and administrative expenses.

The shares will be offered and sold pursuant to a shelf registration statement filed with the Securities and Exchange Commission on May 30, 2012, which became effective immediately upon filing. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission and will be available on the Securities and Exchange Commission’s website at http://www.sec.gov.

The offering of these securities will be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained, when available, from Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, Telephone 1-800-747-3924.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy the Company’s common stock, nor shall there be any sale of the common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

About Endologix, Inc.

Endologix, Inc. (the “Company”) develops and manufactures minimally invasive treatments for aortic disorders. The Company’s focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.

Forward-Looking Statements

Except for historical information contained herein, this news release contains forward-looking statements, including with respect to the financing and the use of the proceeds thereof, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual activities to differ materially from those anticipated. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and the Company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

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